FUQI International Comments on Outlook for Second Quarter 2009 Financial Results

SHENZHEN, China, July 22 -- FUQI International, Inc. (Nasdaq: FUQI), a leading designer of high quality precious metal jewelry in China, today announced that based on its preliminary review of its financial results for the three months ended June 30, 2009, the Company believes that its second quarter earnings per share will be at or higher than the high end of its previously released forecast of $0.27 to $0.32 per diluted share, based on a weighted average share count of approximately 21.7 million shares. The Company plans to release its final second quarter results of operations in early August.

About FUQI International

Based in Shenzhen, China, FUQI International, Inc. is a leading designer, producer and seller of high quality precious metal jewelry in China. Fuqi develops, promotes, manufactures and sells a broad range of products consisting of unique styles and designs made from gold and other precious metals such as platinum and Karat gold.

Safe Harbor Statement

The statements set forth above include forward-looking statements based upon preliminary information currently available to us that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, completion of quarterly close procedures and final adjustments, review by our independent registered public accounting firm, and other developments that may arise before our financial results for the quarter are finalized, as well as risks related to our acquisition of Temix in August 2008, adverse capital and credit market conditions, the vulnerability of the Company's business to a general economic downturn in China; fluctuation and unpredictability of costs related the gold, platinum and precious metals and other commodities used to make the Company's products; the Company's ability to obtain all necessary government certifications and/or licenses to conduct its business; the Company's recent entry into the retail jewelry market; changes in the laws of the PRC that affect the Company's operations; competition from competitors; the Company's reliance on one source for gold; the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the Company's operations; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The forward-looking statements are also identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's reports and other filings with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on the foregoing financial estimates. This release speaks only as of its date and, except to the extent required by law, we disclaim any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

For more information, please contact:

     Mr. Frederick Wong
     Chief Financial Officer
     Phone: +852-6199-0741 (Hong Kong)

     Ms. Charlene Hua
     EVP of Financial, Capital Market & Corporate Development
     Phone: +852-9468-2497 (Hong Kong)
     IR Email: IR@FuqiIntl.com

     Bill Zima
     ICR Inc. (US)
     Phone: +1-203-682-8200